Exhibit 10.1

A subsidiary of Pinnacle West Capital Corporation

Donald E. Brandt	Tel 602/250-5602	Mail Station 9042
President and Chief Executive Officer	Fax 602/250-3303	PO Box 53999
Phoenix, AZ 85072-3999
June 17, 2008
Mr. James R. Hatfield
6300 N.E. 109th Street
Edmond, OK 73013
Dear Jim,
I am delighted to extend to you this offer to become the Senior Vice President & Chief Financial Officer of both Pinnacle West Capital Corporation and Arizona Public Service Company. The details of our proposal are included in Attachment A.
If you are in agreement with the terms of our offer of employment as described herein, please sign as requested below.
Jim, I am confident that this will be a challenging and rewarding opportunity for you. Bill Post and I are excited about the prospect of you joining our team and we will personally do all we can to ease your and your family’s transition. We look forward to your contributions to our organization.
If you have any questions, please do not hesitate to contact me.
Sincerely,
/s/ Donald E. Brandt
DB08-07/ps
Signing this letter indicates your acceptance of the terms of this offer.

Acceptance:	/s/ James R. Hatfield	Date: 6/18/08

Attachment A
•	Annual base salary of $450,000.

•	Hiring incentive of $200,000 payable during the first two weeks of your employment, and $100,000 paid within two weeks of the first anniversary of your employment date.

•	4 weeks vacation annually

•	Vehicle allowance of $10,000 per year

•	Participation in the officer annual incentive plan with a target payment of 50% and up to a maximum of 100% of annual base salary. Annual incentive payments are dependent on company and business unit performance and are generally paid during the first quarter of the subsequent year. Incentive for 2008 will be prorated based on employment date.

•	Long-Term Stock Based Compensation: Typically awarded annually, with the average base award for senior vice presidents representing a target equity face value of approximately $260,000 that vests over four years.
o	At the next Human Resources Committee meeting following your hire date, the Committee will be asked to approve: (1) an award of 1,400 performance shares which will vest on 2/1/2009; (2) an award of 2,000 performance shares which will vest on 2/1/2010; (3) an award of 3,400 performance shares which will vest on 2/1/2011; (4) an award of 2,500 restricted stock units that will vest through 2/1/2011 and (5) an award of 3,500 restricted stock units that will vest through 2/1/2012. The intent of these awards is to establish your standing on a pro-rata basis within the three long-term performance cycles that are currently running for other officers.
•	Participation in the Supplemental Executive Retirement Plan. The SEBRP is structured as a cash balance plan that the company contributes a percent of your base and annual incentive compensation as follows:

Percent of Monthly
Age	Compensation Contribution
40–44	16%
45–49	20%
50–54	24%
55 and over	28%
•	Financial planning benefit of $7,500 the first year utilized and $3,750 each subsequent year.

•	Deferred Compensation Plan (DCP):
o	The DCP provides you with the opportunity to defer part of your compensation on a pre-tax basis. The deferred amount also earns interest. The company sets the interest amount each calendar year. (For the last several years, the interest rate has been 7.5%)
•	Historically, we have provided officers with Key Executive Employment & Severance Agreements for change of control purposes. In the event of payment under this plan, you would receive 2.99 times base salary and annual incentive as described in the document.

•	If you enroll in the company’s benefit program within the first 30 days of employment, your medical, dental, and life insurance will be effective on your one-month anniversary date of employment. Medical and dental plan premiums are on a pre-tax basis. We will provide you with a payment equal to the cost of your OGE COBRA coverage (grossed up for taxes) to bridge your medical coverage until the effective date of your coverage under the Pinnacle and APS plan.

•	Relocation benefits will include household goods transportation and storage, temporary living up to six months or longer if business needs arise, and home sale and home finding assistance. So as to facilitate and expedite your relocation, you may elect any home sale option under our executive relocation program without regard to any time periods that generally apply.
All items of compensation, and all benefits, that are provided pursuant to a compensation or benefit plan will be subject to the terms and provisions of the relevant plan.
This offer is contingent upon successful completion of a pre-employment medical screening and background check.